UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  September 12, 2007

EnerNOC, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-33471	87-0698303
(State or Other Juris-	(Commission	(IRS Employer
diction of Incorporation)	File Number)	Identification No.)

75 Federal Street, Suite 300, Boston, Massachusetts		02110
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (617) 224-9900

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.              Entry into a Material Definitive Agreement.

The information contained in Item 2.01 below with respect to the Merger Agreement (as defined below) is incorporated herein by reference.

Item 2.01.              Completion of Acquisition or Disposition of Assets.

On September 13, 2007, pursuant to an Agreement and Plan of Merger, dated as of September 12, 2007, by and among EnerNOC, Inc., a Delaware corporation (“EnerNOC”), Mdenergy, LLC, a Connecticut limited liability company (“Mdenergy”), MDE Acquisition LLC, a Delaware limited liability company and wholly-owned subsidiary of EnerNOC (“Merger Sub”), Clifford Sirlin, in his capacity as the Mdenergy members’ representative, and Clifford Sirlin and Andrew Appelbaum, individually (the “Merger Agreement”), EnerNOC acquired Mdenergy through a merger of Merger Sub with and into Mdenergy, with Mdenergy continuing as the surviving corporation of such merger and a wholly-owned subsidiary of EnerNOC (the “Merger”).  Mdenergy is a leading energy procurement service provider.

The total purchase price paid by EnerNOC at closing was approximately $7.9 million, of which approximately $3.16 million was paid in cash and approximately 139,000 shares of EnerNOC common stock, $.001 par value per share (“EnerNOC Common Stock”), were issued to the holders of member interests of Mdenergy (collectively, the “Merger Interests”). Of the total shares of EnerNOC Common Stock to be issued to the holders of Merger Interests, 35,114 shares worth approximately $1.2 million at the closing were deposited into an escrow fund to secure certain indemnification obligations of such persons. The balance of the escrow fund in excess of any amounts held for unresolved claims will be distributed the holders of Merger Interests promptly after the first anniversary of the closing, subject to certain exceptions.

In addition to the amounts paid at closing, EnerNOC is obligated to pay to the holders of Merger Interests an amount equal to two times the revenues of Mdenergy’s business during the period from July 1, 2007 through December 31, 2007 (the “Earnout”), such Earnout to be payable in cash during the first quarter of 2008.  Pursuant to the Merger Agreement, EnerNOC is also obligated to pay to certain employees of Mdenergy a cash bonus payment of up to $300,000 in the first quarter of 2008 and up to $600,000 in the first quarter of 2009 upon the achievement of certain revenue-based milestones during 2007 and 2008, respectively, related to Mdenergy’s services.

The description of the proposed Merger described in this report does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, which is filed as Exhibit 2.1 to this report and incorporated herein by reference.  The representations and warranties included in the Merger Agreement are not intended to provide any factual information about Mdenergy or EnerNOC or serve as disclosure to investors and security holders and therefore should not be relied on as such.

On September 17, 2007, EnerNOC issued a press release announcing the Merger.  The full text of the press release regarding the Merger is attached as Exhibit 99.1 to this Current Report on Form 8-K, and is incorporated herein by reference.

Item 3.02.              Unregistered Sales of Equity Securities.

The information contained in Item 2.01 above with respect to the issuance by EnerNOC of shares in the Merger is incorporated herein by reference. The share consideration paid by EnerNOC was to be issued in reliance on an exemption from the registration provisions of the Securities Act of 1933, as amended, set forth in Rule 506 of Regulation D promulgated thereunder.

Item 9.01.              Financial Statements and Exhibits.

(a)                                  Financial Statements of the Business Acquired.

The financial statements required by this item are not filed with this initial Report.  EnerNOC will file the required financial statements by amendment to this Report no later than November 28, 2007.

(b)                                 Pro Forma Financial Information.

The pro forma financial information required by this item is not filed with this initial Report.  EnerNOC will file the required financial statements by amendment to this Report no later than November 28, 2007.

(d)                                 Exhibits

The exhibits listed in the accompanying Exhibit Index are filed as part of this Current Report on Form 8-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENERNOC, INC.

Date: September 18, 2007	By:	/s/ Neal C. Isaacson
	Name:	Neal C. Isaacson
	Title:	Chief Financial Officer
(Principal Financial Officer)

EXHIBIT INDEX

Exhibit No.	Description

2.1

Agreement and Plan of Merger, dated as of September 12, 2007, by and among EnerNOC, Inc., a Delaware corporation, Mdenergy, LLC, a Connecticut limited liability company, MDE Acquisition LLC, a Delaware limited liability company and wholly-owned subsidiary of EnerNOC, Inc., Clifford Sirlin, in his capacity as the Mdenergy, LLC members’ representative, and Clifford Sirlin and Andrew Appelbaum, individually.

99.1	Press release issued by EnerNOC, Inc. on September 17, 2007.